Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE EXCEEDS FOURTH-QUARTER EARNINGS

GUIDANCE WITH 39.3% EPS GROWTH TO $0.39 PER DILUTED SHARE

Produces Revenue Growth of 27.3%

Establishes 2006 Guidance for Earnings per Diluted Share in Range of $1.74 to $1.82

THOMASVILLE, N.C. (January 27, 2006) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced record financial results for the fourth quarter and year ended December 31, 2005. Fourth-quarter revenue from operations was $285.2 million, an increase of 27.3% from $224.0 million for the fourth quarter of 2004. Net income increased 38.5% to $14.7 million from $10.6 million, and earnings per diluted share increased 39.3% to $0.39 for the fourth quarter of 2005 from $0.28 for the comparable prior-year quarter. Old Dominion’s operating ratio improved to 90.8% for the fourth quarter of 2005 from 91.4% for the fourth quarter of 2004. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in November 2005.

Revenue from operations for 2005 increased 28.8% to $1.1 billion from $824.1 million for 2004. Net income rose 38.2% to $53.9 million from $39.0 million, while earnings per diluted share increased 36.8% to $1.45 from $1.06. The Company’s operating ratio improved to 90.8% for 2005 from 91.4% for 2004. Fourth quarter and year-to-date results include unfavorable net after-tax adjustments of $2.2 million, or $0.06 per diluted share, primarily resulting from independent actuarial reviews related to insurance reserves conducted during the fourth quarter.

“Old Dominion’s strong profitable growth for the fourth quarter of 2005 was consistent with the Company’s performance throughout a record-breaking year,” said Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion. “Our ability to provide a comprehensive, single-source solution for our customers’ logistics needs has now produced 17 consecutive quarters of improvement in operating ratio and growth in net income of at least 30%, as well as our seventh consecutive quarter of revenue growth in excess of 20%. In addition, by producing annual revenue of more than $1 billion for the first time, we have reached a milestone in our expectation to exceed $2 billion in annual revenue within the next five years.

“Our revenue growth and improved profitability for the fourth quarter reflected a 20.8% increase in LTL tons, which was a result of a 7.1% increase in LTL weight per shipment and a 12.9% increase in LTL

-MORE-

500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Fourth-Quarter Earnings

January 27, 2006

shipments. In addition, LTL revenue per hundredweight increased 4.4% to $15.86 from $15.19. We view pricing as relatively stable considering the negative impact on LTL revenue per hundredweight from an increase in LTL weight per shipment and 1.1% decrease in our average length of haul.

“Our primary focus remains on expanding market share within our existing network of service centers to maximize the incremental operating leverage that additional volumes generate. At the same time, we are experiencing success in new service center openings because of the volumes of freight that we can direct to these new facilities and territories. In this regard, during the fourth quarter we opened new service centers in Beaumont, Texas, and Lafayette, Louisiana. With these openings, we ended 2005 with 154 services centers in operation in 44 states, compared with 138 service centers in 40 states at the end of 2004.

“We have continued our expansion in the first quarter of 2006 with our recent signing of a definitive agreement to purchase assets of UW Freight Line, headquartered in Salt Lake City, Utah. With the completion of this transaction, Old Dominion will add 16 service centers to our existing network, initiate operations in Idaho and Wyoming and increase our full-state coverage to 37 states with the addition of Colorado, Idaho, Nevada and Utah. We expect to open an additional 15 to 20 new services centers during 2006. Our debt to total capitalization at year-end 2005 was 27.2%, and we anticipate it to remain below 37.0% in 2006, despite the impact of the UW Freight Line asset purchase and our service center expansion plans.”

Based on the Company’s operating and financial results for 2005, as well as its assessment of current and near-term business conditions, Old Dominion today established its guidance for 2006 earnings per diluted share to a range of $1.74 to $1.82. In addition, the Company today established its earnings guidance for the first quarter of 2006 in a range of $0.30 to $0.33, compared with $0.25 earned for the first quarter of 2005.

Mr. Congdon concluded, “As we have steadily expanded our geographic coverage to most of the U.S., we are finding strong and growing interest among existing and potential customers in our ability to provide both regional and inter-regional services through one company throughout the country. The opportunity inherent in this differentiated market position bolsters our confidence that we can continue to produce significant profitable growth.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through February 27, 2006. A telephonic replay will also be available through February 3, 2006, at 719-457-0820, Confirmation Number 1987456.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate the asset purchase of UW Freight Line and produce the anticipated benefits from the transaction; (2) the competitive environment with respect to industry capacity and pricing; (3) the negative impact of any unionization of the Company’s employees; (4)

-MORE-

ODFL Reports Fourth-Quarter Earnings

January 27, 2006

the challenges associated with executing the Company’s growth strategy; (5) the Company’s compliance with legislation requiring companies to evaluate their internal control over financial operations and reporting; (6) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (7) the availability and cost of fuel; (8) difficulty in attracting or retaining qualified drivers; (9) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (10) the Company’s significant ongoing cash requirements; (11) the availability and cost of new equipment; (12) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (13) seasonal trends in the industry, including the possibility of harsh weather conditions; (14) the Company’s dependence on key employees; (15) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (16) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 44 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 33 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended December 31,		% Chg.	Twelve Months Ended December 31,		% Chg.
	2005	2004		2005	2004
Revenue from operations	$285,211	$224,036	27.3%	$1,061,403	$824,051	28.8%
Operating income	$26,315	$19,289	36.4%	$97,585	$70,608	38.2%
Operating ratio	90.8%	91.4%		90.8%	91.4%
Net income	$14,689	$10,604	38.5%	$53,883	$38,992	38.2%
Basic earnings per share	$0.39	$0.28	39.3%	$1.45	$1.07	35.5%
Diluted earnings per share	$0.39	$0.28	39.3%	$1.45	$1.06	36.8%
Weighted average shares outstanding:
Basic	37,285	37,266	0.1%	37,273	36,610	1.8%
Diluted	37,285	37,282	0.0%	37,276	36,635	1.7%

-MORE-

ODFL Reports Fourth-Quarter Earnings

January 27, 2006

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter					Year To Date
Statements of Operations (In thousands, except per share amounts)	2005		2004		%Chg.	2005		2004		%Chg.

Revenue	$285,211	100.0%	$224,036	100.0%	27.3%	$1,061,403	100.0%	$824,051	100.0%	28.8%
Operating expenses:
Salaries, wages & benefits	159,363	55.9%	124,381	55.5%	28.1%	585,879	55.2%	468,775	56.9%	25.0%
Operating supplies & expenses	45,402	15.9%	30,486	13.6%	48.9%	158,029	14.9%	100,660	12.2%	57.0%
General supplies & expenses	7,755	2.7%	6,972	3.1%	11.2%	31,940	3.0%	27,630	3.3%	15.6%
Operating taxes & licenses	10,231	3.6%	8,416	3.8%	21.6%	38,961	3.7%	31,286	3.8%	24.5%
Insurance & claims	5,060	1.8%	7,231	3.2%	(30.0)%	28,143	2.6%	26,095	3.2%	7.8%
Communications & utilities	3,177	1.1%	3,082	1.4%	3.1%	12,573	1.2%	11,361	1.4%	10.7%
Depreciation & amortization	15,183	5.3%	11,785	5.3%	28.8%	55,897	5.3%	44,823	5.4%	24.7%
Purchased transportation	9,261	3.3%	8,344	3.7%	11.0%	35,005	3.3%	29,443	3.6%	18.9%
Building and office equipment rents	2,651	0.9%	1,923	0.9%	37.9%	9,490	0.9%	7,531	0.9%	26.0%
Miscellaneous expenses, net	813	0.3%	2,127	0.9%	(61.8)%	7,901	0.7%	5,839	0.7%	35.3%

Total operating expenses	258,896	90.8%	204,747	91.4%	26.4%	963,818	90.8%	753,443	91.4%	27.9%

Operating income	26,315	9.2%	19,289	8.6%	36.4%	97,585	9.2%	70,608	8.6%	38.2%

Other deductions:
Interest expense, net	1,622	0.6%	1,220	0.6%	33.0%	6,527	0.6%	5,273	0.7%	23.8%
Other expense, net	73	0.0%	273	0.1%	(73.3)%	787	0.1%	748	0.1%	5.2%

Income before income taxes	24,620	8.6%	17,796	7.9%	38.3%	90,271	8.5%	64,587	7.8%	39.8%

Provision for income taxes	9,931	3.4%	7,192	3.2%	38.1%	36,388	3.4%	25,595	3.1%	42.2%

Net income	$14,689	5.2%	$10,604	4.7%	38.5%	$53,883	5.1%	$38,992	4.7%	38.2%

Earnings per share:

Basic	$0.39		$0.28		39.3%	$1.45		$1.07		35.5%
Diluted	$0.39		$0.28		39.3%	$1.45		$1.06		36.8%

Weighted average outstanding shares:
Basic	37,285		37,266		0.1%	37,273		36,610		1.8%
Diluted	37,285		37,282		0.0%	37,276		36,635		1.7%

-MORE-

ODFL Reports Fourth-Quarter Earnings

January 27, 2006

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year to Date
Operating Statistics ( * In thousands)	2005	2004	% Chg.	2005	2004	% Chg.
Operating ratio	90.8%	91.4%	(0.7)%	90.8%	91.4%	(0.7)%
Intercity miles *	66,530	58,806	13.1%	257,900	219,201	17.7%
LTL tons *	806	667	20.8%	3,140	2,577	21.8%
Total tons *	1,090	907	20.2%	4,203	3,550	18.4%
LTL shipments *	1,380	1,222	12.9%	5,628	4,808	17.1%
Total shipments *	1,413	1,250	13.0%	5,751	4,918	16.9%
Percent LTL revenue	89.7%	90.4%	(0.8)%	90.6%	90.6%	0.0%
Revenue per intercity mile	$4.29	$3.81	12.6%	$4.12	$3.76	9.6%
LTL rev/LTL cwt	$15.86	$15.19	4.4%	$15.32	$14.49	5.7%
LTL rev/LTL cwt less FSC	$13.90	$13.96	(0.4)%	$13.73	$13.57	1.2%
LTL rev/LTL shp	$185.41	$165.80	11.8%	$170.92	$155.28	10.1%
LTL rev/LTL shp less FSC	$162.50	$152.40	6.6%	$153.26	$145.47	5.4%
LTL weight per LTL shipment	1,169	1,092	7.1%	1,116	1,072	4.1%
Average length of haul	926	936	(1.1)%	926	937	(1.2)%

Balance Sheets (In thousands)	December 31, 2005	December 31, 2004
Current assets	$158,024	$122,537
Net property and equipment	454,012	363,268
Other assets	25,364	18,928

Total assets	$637,400	$504,733

Current maturities of long-term debt	$17,930	$22,030
Other current liabilities	93,139	71,790

Total current liabilities	111,069	93,820
Long-term debt	111,026	57,424
Other non-current liabilities	69,846	61,961

Total liabilities	291,941	213,205
Equity	345,459	291,528

Total liabilities & equity	$637,400	$504,733

Notes:	Financial and operating data are unaudited
LTL is less than 10,000 lbs.

-END-